Exhibit 5.7

Writer's Direct Dial: 602.230.5576 E-Mail: rbornhoft@quarles.com
March 15, 2005

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  RE:
  Registration Statement on Form S-2 relating to $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012, $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, $212,811,000 Aggregate Principal Amount of 9 1/2% Senior Subordinated Notes due 2011, $175,000,000 Aggregate Principal Amount of 9 7/8% Senior Subordinated Notes due 2012 and $300,000,000 Aggregate Principal Amount of Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-2 filed with the Securities and Exchange Commission (the "Commission") on January 28, 2005 (the "Registration Statement") by AMC Entertainment Inc. (the "Company") for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the ("Fixed Rate Notes"), (ii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iii) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2012 (the "2011 Notes"), (iv) $175,000,000 aggregate principal amount of 9 ?% Senior Subordinated Notes due 2012 (the "2012 Notes") and (v) $300,000,000 aggregate principal amount of Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, the "Notes") under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion set forth below with respect to the guarantee of the Notes by AMC Card Processing Services, Inc., an Arizona corporation ("AMCPS"). The Fixed Rate Notes, the Floating Rate Notes and the guarantees from AMCPS and other guarantors (collectively, the "Guarantors") were issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture, dated December 23, 2004 (the "Fixed Rate Notes Indenture" and the "Floating Rate Notes Indenture"), by and among the Company, as successor by merger to Marquee Inc. (the "Issuer"), and HSBC Bank USA, National Association, as trustee (the "Trustee"), and the Guarantors. The 2011 Notes and related guarantees were issued pursuant to an Indenture dated as of January 27, 1999, between the Company and the Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, between the Company and the Trustee, as successor to the Bank of New York and the Second Supplemental Indenture, dated as of December 23, 2004, among the Company, the Trustee and the Guarantors named therein (the "2011 Indenture"). The 2012 Notes and related guarantees were issued to an Indenture dated as of January 16, 2002, between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated December 23, 2004, among the Company, the Trustee and the Guarantors named therein (the "2012 Indenture"). The 2014 Notes and related guarantees were issued pursuant to an Indenture dated as of February 24, 2004 between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated December 23, 2004 among the Company, the Trustee and the Guarantors named therein (the "2014 Indenture" and, together with the Fixed Rate Notes Indenture, the Floating Rate Notes Indenture, the 2011 Indenture and the 2012 Indenture, the "Indentures").

        In our capacity as your Arizona counsel, we have examined, along with other documents, the following documents:

  (a)
  the Indentures;

  (b)
  the following guarantees of AMCPS (collectively, the "Guarantees"): Subsidiary Guarantee dated as of December 23, 2004 with respect to the Fixed Rate Notes Indenture, Subsidiary Guarantee dated as of December 23, 2004 with respect to the Floating Rate Notes Indenture, Subsidiary Guarantee dated as of December 23, 2004 with respect to the 2011 Indenture, Subsidiary Guarantee dated as of December 23, 2004 with respect to the 2012 Indenture, and Subsidiary Guarantee dated as of December 23, 2004 with respect to the 2014 Indenture; and

  (c)
  the Registration Statement, as amended.

        We have also reviewed the following documents relating to AMCPS:

  (i)
  Certificate of Good standing of AMCPS, dated December 21, 2004, issued by the Arizona Corporation Commission;

  (ii)
  Articles of Incorporation of AMCPS, filed with the Arizona Corporation Commission on October 27, 2004, bearing a certification dated as of December 21, 2004, from the Arizona Corporation Commission.

  (iii)
  Bylaws of AMCPs, as adopted on October 27, 2004;

  (iv)
  Statement of Unanimous Consent to Action Taken in Lieu of a Special Meeting of the Board of Directors of AMCPS, effective as of December 2, 2004; and

  (v)
  Secretary's Certificate, of on or about even date herewith, from the secretary of AMCPS, certifying the accuracy of items (ii) through (iv) above and of the resolutions adopted by AMCPS in connection with the Indentures.

        Subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the execution, delivery and performance by AMCPS of the Guarantees have been duly authorized by all requisite corporate action on the part of AMCPS.

        In rendering the foregoing opinion, we have assumed, without inquiry: (a) the genuineness of all signatures (including without limitation those of AMCPS), the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as drafts or copies; (b) the legal capacity of all natural persons executing any documents; and (c) that all documents accurately describe and contain the mutual understanding of the parties, and that there are no oral or written statements or agreements that modify, amend, or vary, or purport to modify, amend or vary, any of the terms thereof.

        This opinion is limited to the matters expressly stated herein and no other opinions are implied by, or are to be inferred from, this letter. Without limiting the prior sentence, we express no opinion as to (i) the Notes or the Registration Statement, or (ii) the enforceability of any documents, including the Guarantees.

        The opinions herein are limited to the laws of the State of Arizona; we express no opinion with respect to any matters which may be governed by federal laws or the laws of any other state or jurisdiction.

        The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

Very truly yours,
/s/
QUARLES & BRADY STREICH LANG LLP

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